Exhibit 4.25

AMENDMENT No. 3 TO THE TRANSPORT AGREEMENT

ENTERED INTO BETWEEN

OLEODUCTO CENTRAL S.A.

OCENSA

AND

THE SHIPPER

AMENDMENT No. 3 TO THE TRANSPORT AGREEMENT

Between the undersigned OLEODUCTO CENTRAL S.A., a company legally incorporated and existing pursuant to the laws of the Republic of Colombia, with its main domicile in the city of Bogotá D.C., represented in this act by JOSE ALEJANDRO ALZATE GIRALDO, of legal age, identified as shown below his signature, as attorney-in-fact, and duly authorized to enter into this Amendment, on the one hand, (the “Carrier”) and ECOPETROL S.A. a mixed economy company, represented in this act by REYNALDO PLATA CARREÑO, identified with citizenship card No. 91,489,924 of Bucaramanga, who acts in his capacity as Head of the Logistics Contracting Department, who is authorized to sign this Amendment, (the “Shipper” and together with the Carrier the “Parties”), have decided to execute this Amendment No. 3 (hereinafter the “Amendment”) to the Transport agreement (hereinafter the “Transport Agreement” or the “Agreement”).

The terms used with an initial capital letter will have the meaning attributed in the Transport Agreement, unless another is attributed to them in this Amendment, which is concluded based on the following considerations:

WHEREAS

a.	That the Parties executed the Transport Agreement on July 29, 2014.
b.	That the Transport Agreement had the Effective Date of July 1, 2017, the date on which the provision of the Service began.
c.	That the Transport Agreement has been modified by Amendment No. 1 executed on July 17, 2018, and Amendment No. 2 of November 9, 2020.
d.

That the Parties agreed that for cases in which the payment of invoices under the Transport Agreement is made in US dollars, the LIBOR rate will apply as follows: (i) LIBOR+2 for remunerative interest, and (ii) LIBOR + 4 for default interest.

e.	That, according to what was announced by the Federal Reserve, the LIBOR ceased to be published in 2023.
f.

That it is necessary to adjust the terms of the Agreement that refer to the LIBOR rate, for which OCENSA conducted the pertinent analysis based on which it was determined that the PRIME rate maintains conditions similar to those initially agreed upon, in the following terms: (i) Prime – 0.72% for remunerative interest and (ii) Prime + 1.28% for default interest.

g.	That the Parties, based on the foregoing Whereas section, have agreed to enter into this Amendment to the Agreement, which will be governed by the following:

CLAUSES

FIRST. - The Parties agree to modify letter (d) of section 4.2, which will read as follows:

“Section 4.2. Billing  (…)

(d)If the Shipper does not agree with any invoice presented to it by the Carrier, it will inform the latter in writing, without prejudice to paying the entire invoice within the indicated period. The Parties shall act promptly and jointly to determine the reason for the difference within a term of thirty (30) calendar days following the communication of the Shipper. If the Parties establish that the Shipper paid in excess, the Carrier will return, within ten (10) days following the Carrier’s recognition of the excess payment, the corresponding value, along with the remunerative interest, which will be settled from the date on which the Shipper made the excess payment, applying the current bank interest, certified by the Finance Superintendency if the payment is made in Colombian pesos, or at the Prime rate. -0.72% in the event that the payment is made in Dollars, without exceeding in any event the usury rate established by the Applicable Law, nor being lower than the Consumer Price Index (“CPI”) for the immediately preceding calendar year.”

SECOND: The Parties agree to amend letter (a)of section 4.3, which shall read as follows:

“Section 4.3 Carrier correctives. (...)

(a)If the Shipper has not paid the Rate or any sum of money owed to the Carrier, under this Contract, within the term established in Article Four, it will pay the Carrier default interest at the maximum rate permitted by law in case the payment is to be made in Colombian pesos and at the Prime rate +1.28% in case that the payment is to be made in Dollars, in no case exceeding the usury rate established by the Applicable Law, nor be lower than the Consumer Price Index for the immediately preceding calendar year, on the value of the debt pending payment for the number of days in which the default has been incurred.”

THIRD: This Amendment does not constitute novation of the Transport Agreement, which clauses, annexes, terms, conditions, right and obligations continue in full force with respect to all that which has not been expressly modified in this document and shall continue the same until the termination of the Transport Agreement except for any modification that the Parties expressly agree to in writing.

In witness whereof, it is signed in two identical copies, on the 22nd day of November, 2023.

Oleoducto Central S.A, Ocensa	PETROL S.A.

/s/ Jose Alejandro Alzate Giraldo	/s/ Reynaldo Plata Carreño
JOSE ALEJANDRO ALZATE GIRALDO	REYNALDO PLATA CARREÑO
C.C. 10.289.716	C.C. C.C. 91.489.924
Attorney	Head of Logistics Contracting Department